Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 6, 2026, with respect to the consolidated financial statements included in the Annual Report of Drilling Tools International Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Drilling Tools International Corporation on Form S-1 (File No. 333-273348), Forms S-3 (File No. 333-284109, File No. 333-282122), and Forms S-8 (File No. 333-281162, File No. 333-280133).

/s/ GRANT THORNTON LLP

Houston, Texas

March 6, 2026